EXHIBIT 12.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our name under the caption “Statement by Experts” and to the inclusion in Item 18 to the Annual Report on Form 20-F of Rio Narcea Gold Mines, Ltd. of our report dated March 31, 2003 with respect to the consolidated financial statements of Rio Narcea Gold Mines, Ltd. for each of the years in the three-year period ended December 31, 2002.

/s/ Ernst & Young LLP

Toronto, Canada

March 31, 2003